Fate Therapeutics Announces Exercise by ONO Pharmaceutical of Option to HER2-targeted CAR T-Cell Product Candidate for Solid Tumors

Multiplexed-engineered, iPSC-derived CAR T-cell Product Candidate Demonstrated Broad, Potent and Specific CAR Activity Across Multiple Preclinical Solid Tumor Models

Fate and ONO to Jointly Develop and Commercialize FT825/ONO-8250 in U.S. and Europe with ONO having Exclusive Rights in Rest of World

San Diego, CA – November 7, 2022 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today announced that ONO Pharmaceutical Co., Ltd. (ONO) has exercised its option to FT825/ONO-8250, a multiplexed-engineered, iPSC-derived, chimeric antigen receptor (CAR) T-cell product candidate targeting human epidermal growth factor receptor 2 (HER2)-expressing solid tumors. The preclinical product candidate incorporates multiple functional elements to enhance the activity and overcome unique challenges in treating solid tumors with cell-based cancer immunotherapies.

“We are encouraged by the compelling preclinical data package generated for FT825/ONO-8250 under our collaboration, which combines the antigen binder that ONO provides and Fate’s industry-leading iPSC product platform to overcome the challenges in solid cancer treatment,” said Toichi Takino, Senior Executive Officer / Executive Director, Discovery & Research of ONO. “We look forward to initiating clinical development of the off-the-shelf, iPSC-derived CAR T-cell product candidate with the aim of delivering benefit to patients with some of the most difficult to treat cancers.”

Under the terms of the Collaboration and Option Agreement, Fate will receive a milestone payment in connection with ONO’s exercise of its option to FT825/ONO-8250. The parties will jointly develop and commercialize FT825/ONO-8250 in the U.S. and Europe, and ONO maintains exclusive development and commercialization rights for FT825/ONO-8250 in the rest of the world. Fate is eligible to receive clinical, regulatory and commercial milestone payments as well as tiered royalties on net sales outside of the United States and Europe by ONO. The parties recently expanded their collaboration to initiate preclinical development of an additional program targeting a second solid tumor antigen.

“Over the past four years, we have worked closely with ONO to discover and integrate novel functional elements into our iPSC-derived CAR T-cell product platform that are specifically designed to address challenges in treating solid tumors, including cell trafficking and immune cell suppression in the tumor microenvironment,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “The preclinical data indicate FT825/ONO-8250 has a highly-differentiated therapeutic profile, including exhibiting anti-tumor activity against HER2-low tumor cells. We are excited to initiate IND-enabling activities under our collaboration with ONO with the goal of submitting an IND application to FDA in 2023.”

Although CAR T-cell therapy has shown significant efficacy in treating hematologic malignancies, its wider application to solid tumors has been hampered by tumor-associated antigen heterogeneity, inefficient CAR T-cell trafficking to the tumor, and immunosuppression inherent to the tumor microenvironment. The Company’s multiplexed-engineered, iPSC-derived CAR T-cell product platform is designed to specifically address these challenges and enable the safe and effective treatment of solid tumors as monotherapy and in combination with monoclonal antibody therapy. At the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting to be held from November 8-12, 2022 in Boston, the Company is presenting a poster presentation of FT825/ONO-8250 entitled “Off-the-shelf iPSC-derived CAR-T cells containing seven functional edits overcome antigen heterogeneity, improve trafficking and withstand immunosuppression associated with failed tumor treatment” (Abstract ID: 304; November 11, 2022, 9:00 AM – 9:00 PM), which highlights the incorporation of a synthetic CXCR2 receptor to promote cell trafficking, a synthetic TGFβ receptor to redirect immunosuppressive signals in the tumor microenvironment, and a synthetic interleukin-7 receptor fusion protein to induce T-cell activation into its iPSC-derived CAR T-cell product platform.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that are designed to be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). Fate

Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Fate Therapeutics Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the impact, timing, conduct and the potential benefits of the collaboration, including expected funding and payments to be received by Fate Therapeutics under the collaboration, as well as the advancement of, plans related to, and the therapeutic potential of the Company's product candidates, the Company’s clinical development strategies, and the Company’s plans for the clinical investigation of its product candidates, including FT825/ONO-8250. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: the possibility that the results observed in studies of its product candidates, including preclinical studies and clinical trials of any of its product candidates, will not be observed in ongoing or future studies involving these product candidates; the success, cost and timing of product development activities under the collaboration; the ability of Fate Therapeutics and ONO Pharmaceutical to obtain regulatory approval for and to commercialize any product candidates developed under the collaboration; regulatory requirements and regulatory developments; the success of competing treatments and technologies; the risk of cessation or delay of any development activities under the collaboration for a variety of reasons; any adverse effects or events, or other negative results, that may be observed in preclinical or clinical development of any product candidates developed through the collaboration; and the risk that funding and payments received by Fate Therapeutics under the collaboration may be less than expected. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fate Therapeutics’ actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in Fate Therapeutics’ periodic filings with the Securities and Exchange Commission, including but not limited to Fate Therapeutics’ most recently filed periodic report, and from time to time in Fate Therapeutics’ press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Christina Tartaglia
Stern Investor Relations, Inc.
212.362.1200
christina@sternir.com